Exhibit 99.1

CONTACTS:

Investor Relations:	Media Relations:
Carole Curtin	Bob Meldrum
carole.curtin@twtelecom.com	bob.meldrum@twtelecom.com
303-566-1000	303-566-1354

Time Warner Telecom Announces Third Quarter 2004 Results

LITTLETON, Colo. – November 3, 2004 – Time Warner Telecom Inc. (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for business customers, today announced its third quarter 2004 financial results, including $160.6 million in revenue, $51.6 million in EBITDA1, and a net loss of $(30.9) million.

“We experienced another quarter of solid enterprise growth and strong growth in data and Internet revenue,” said Larissa Herda, Time Warner’s Chairman, CEO and President. “Our overall results this quarter reflect the guidance we provided last quarter for switched access rate reductions and related party disconnects. We continue to focus on product innovation to pursue enterprise customers. Our enterprise business is progressing steadily, and we continue to increase the number of applications we can deliver using our Ethernet platform to provide customers a fully converged network solution.”

Highlights for the Quarter

For the quarter ending September 30, 2004, the Company –

•	Sequentially grew enterprise revenue $2.3 million over the second quarter

•	Year over year grew enterprise revenue $9.6 million, or 13%

•	Produced EBITDA of $51.6 million and EBITDA margin of 32%

•	Increased the number of buildings served directly by the Company’s fiber network by 26%, year over year, and

•	Grew customers by 19%, year over year, driven by strong enterprise growth.

Third Quarter 2004 compared to Second Quarter 2004

Revenue

Revenue for the quarter was $160.6 million, as compared to $162.8 million for the second quarter of 2004, a decrease of $2.2 million sequentially. The primary components of the change included:

•	$2.3 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$2.3 million decrease from carriers and ISPs, due primarily to higher favorable dispute and contract settlements received in the prior quarter and continued carrier disconnects and pricing pressures

•	$1.7 million decrease in intercarrier compensation primarily due to the impact of the mandated rate reduction by the FCC, effective June 21, 2004

•	$.5 million decrease from related parties. The company expects a further reduction from related parties of approximately $.9 million of quarterly revenue over the next several quarters.

By product line, the percentage change in revenue for the third quarter over the second quarter was as follows:

•	6% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	3% decrease for dedicated transport services, primarily due to a decrease in dispute and contract settlements, and ongoing carrier disconnects and pricing pressures

EBITDA and Gross Margins

EBITDA margin was 32% compared to 34%, and gross margin was 59% compared to 61% for the third and second quarters of 2004, respectively. The Company utilizes a fully burdened gross margin, including network costs, personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Net Loss

The Company reported a net loss of $(30.9) million, or $(.27) per share for the quarter, compared to a net loss of $(27.2) million or $(.23) per share for the second quarter.

Third Quarter 2004 compared to Third Quarter 2003

Revenue

Quarterly revenue was $160.6 million for the current quarter as compared to $172.4 million for the third quarter of 2003, a decrease of $11.8 million. The primary components of the change included:

•	$9.6 million increase in revenue from enterprise customers, primarily from the sale of data and Internet services

•	$6.0 million decrease from carriers and ISPs, primarily due to disconnects and pricing pressures

•	$4.8 million decrease from related parties, primarily due to a decrease in transport services being purchased by their Internet-related businesses

•	$1.6 million decrease in intercarrier compensation due to reduced minutes of use and mandated rate reductions by the FCC

•	$9.1 million in settlements in the third quarter of 2003, including $5.2 million bankruptcy settlement from MCI and $3.9 million reciprocal compensation settlement, which did not recur in the current quarter

By product line, the percentage change in revenue year over year was as follows:

•	23% increase for data and Internet services due to success with Ethernet and IP-based product sales

•	1% increase for switched services, primarily due to growth in bundled voice products

•	14% decrease for dedicated transport services, primarily due to disconnects and pricing pressures

EBITDA and Margins

EBITDA for the quarter was $51.6 million versus $74.6 million in the same period last year. The primary reason for the year over year change was favorable settlements totaling $24.2 million recognized in the third quarter of 2003, which did not recur in the current quarter. This included a $3.9 million reciprocal compensation settlement and the MCI bankruptcy settlement consisting of $5.2 million of revenue and a $15.1 million bad debt recovery.

EBITDA margin was 32% for the quarter. This compared to 43% for the same period last year, or 31% excluding the settlements described above. Gross margin was 59% for the current quarter. This compared to 61% for the same period last year, or 59% excluding the settlements described above.

Net Loss

The Company reported a net loss of $(30.9) million, or $(.27) per share, for the current quarter. This compares to a net loss of $(5.7) million or $(.05) per share for the same period last year, or $(26.0) million, or $(.23) per share, without the benefit from the favorable impact of the MCI bankruptcy settlement.

Other Operating Highlights

Capital Expenditures

Capital expenditures were $46.9 million for the quarter, compared to $44.0 million for the second quarter, and $34.5 million in the third quarter last year. The Company continues to expect capital expenditures for 2004 to be $150 million to $175 million, which includes costs for continued expansion of its network, the addition of more buildings to the network, and infrastructure for new products.

Other Revenue Items

The Company continues to experience a significant level of service disconnections. For the quarter, this resulted in the loss of $2.7 million of monthly revenue for the current quarter, $2.9 million in the second quarter of 2004 and $3.6 million for the third quarter last year.

“Carrier revenue continues to experience fluctuations from quarter to quarter, however the volatility has greatly diminished,” said David Rayner, Senior Vice President and Chief Financial Officer. “To put this into perspective, excluding settlements, during 2003 we lost $15.4 million in quarterly carrier revenue, which included $10.0 million from MCI. Year to date in 2004, quarterly carrier revenue has decreased $1.8 million. While we still expect volatility from ongoing grooming, industry consolidation and other market dynamics, we believe carrier revenue has become relatively stable.”

New Products

The Company continues to leverage its existing local networks to create network solutions for customers, improving their efficiencies and return on investment. “We bring customers the ever increasing value and power of network and service convergence, together with our ability to manage increasingly complex solutions,” said Herda.

Building on the growing value of its networks, products and services, and having utilized IP infrastructure in the network for the last four years, the Company is layering VoIP applications onto its networks. The Company is currently testing new VoIP products for a planned release in early 2005.

Summary

“We are continually evolving our customer solutions, including connectivity between our product sets,” said Herda. “This allows us to deliver a converged platform solution which expands our product reach and customer appeal. We remain focused on rational, long-term growth and profitability by continuing to concentrate on growing our enterprise customer base and on maintaining a stable carrier revenue base,” concluded Herda.

Time Warner Telecom Inc. plans to conduct a webcast conference call to discuss its earnings results on November 4 at 9:30 a.m. MST (11:30 a.m. EST). To access the webcast and the financial and statistical information to be discussed in the webcast, visit www.twtelecom.com under “Investor Relations.”

[1]	EBITDA is defined as net income or loss before depreciation, amortization, accretion, asset impairment charge, interest expense, interest income, investment gains and losses, income tax expense and cumulative effect of change in accounting principle. (See a discussion below of EBITDA under “Financial Measures”.)

Financial Measures

The Company provides financial measures using generally accepted accounting principles (“GAAP”) as well as adjustments to GAAP measures to describe its business trends. These measures include EBITDA, which is a widely recognized metric of operating performance and liquidity. EBITDA is not intended to replace operating income (loss), net income (loss), cash flow, and other measures of financial performance and liquidity reported in accordance with GAAP. Management believes that EBITDA is a standard measure of operating performance and liquidity that is commonly reported and widely used by analysts, investors, and other interested parties in the telecommunications industry because it eliminates many differences in financial, capitalization, and tax structures, as well as non-cash and non-operating charges to earnings. Management uses EBITDA internally to assess on-going operations and it is the basis for various financial covenants contained in the Company’s debt agreements. EBITDA is reconciled to Net Loss, the most comparable GAAP measure to EBITDA, within the Consolidated Operating Highlights.

The Company uses recurring revenue to enhance the comparability of its revenue performance between periods (see page 11 for reconciliation to GAAP Revenue). The Company presented EBITDA, gross margins, EBITDA margins and recurring revenue without the impact of reciprocal compensation settlements to enhance comparability of those measures between periods. Due to the significant positive impact of the Company’s settlement with WorldCom, Inc. (now MCI Inc.), the Company has presented its selected operating statistics both as reported and net of the settlements as well as a reconciliation between the two, in order to assist in understanding the impact of the settlement and the Company’s performance during the quarter net of the impact of that event.

Forward Looking Statements

The statements in this press release concerning the outlook for 2004 and beyond, including expansion plans, revenue trends, growth prospects, service disconnects, new product releases, pricing pressures and expected capital expenditures are forward-looking statements that reflect management’s views with respect to future events and financial performance. These statements are based on management’s current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks summarized in the Company’s filings with the SEC, especially the section entitled “Risk Factors” in its 2003 Annual Report on Form 10-K and the risks set forth in the material posted at www.twtelecom.com under “Investor Relations” for the Company’s November 4, 2004 webcast. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Time Warner Telecom Inc.

Time Warner Telecom Inc., headquartered in Littleton, Colo., is a leading provider of managed network solutions to a wide array of businesses and organizations in 44 U.S. metropolitan areas that require telecommunications intensive services. One of the country’s premier competitive telecom carriers, Time Warner Telecom integrates data, dedicated Internet access, and local and long distance voice services for long distance carriers, wireless communications companies, incumbent local exchange carriers, and such enterprise organizations as healthcare, finance, higher education, manufacturing, hospitality, state and local government, and military. Please visit www .twtelecom.com for more information.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended
	9/30/04	6/30/04	Growth %
Revenue
Dedicated transport services	$81,175	$83,552	-3%
Switched services	39,418	39,321	0%
Data and Internet services	31,708	29,908	6%

	152,301	152,781	0%
Intercarrier compensation (2)	8,287	10,045	-18%

Total Revenue	160,588	162,826	-1%

Expenses
Operating costs	65,550	64,221	2%

Gross Margin	95,038	98,605	-4%
Selling, general and administrative	43,432	43,381	0%

EBITDA	51,606	55,224	-7%

Depreciation, amortization and accretion	54,754	54,590

Operating Income (Loss)	(3,148)	634
Interest expense	(29,030)	(28,811)
Interest income	1,350	1,224
Investment gains	—	20

Net loss before income taxes	(30,828)	(26,933)
Income tax expense	75	225

Net Loss	$(30,903)	$(27,158)

Capital Expenditures	$46,880	$44,023	6%

Gross Margin	59%	61%

EBITDA Margin	32%	34%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.

Time Warner Telecom Inc.

Consolidated Operations Highlights

(Dollars in thousands)

Unaudited (1)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2003	Growth%	2004	2003	Growth%
		(Note 4)			(Note 4)
Revenue
Dedicated transport services	$81,175	$94,066	-14%	$248,887	$269,420	-8%
Switched services	39,418	38,957	1%	116,852	115,281	1%
Data and Internet services	31,708	25,700	23%	90,040	74,135	21%

	152,301	158,723	-4%	455,779	458,836	-1%
Intercarrier compensation (2)	8,287	9,842	-16%	29,284	37,514	-22%

	160,588	168,565	-5%	485,063	496,350	-2%
Reciprocal Compensation Settlements	—	3,863	-100%	—	3,863	-100%

Total Revenue	160,588	172,428	-7%	485,063	500,213	-3%

Expenses
Operating costs	65,550	66,631	-2%	194,088	198,461	-2%

Gross Margin	95,038	105,797	-10%	290,975	301,752	-4%
Selling, general and administrative	43,432	31,162	39%	132,125	128,294	3%

EBITDA	51,606	74,635	-31%	158,850	173,458	-8%

Depreciation, amortization and accretion	54,754	56,408		166,157	164,876

Operating Income (Loss)	(3,148)	18,227		(7,307)	8,582
Interest expense	(29,030)	(25,908)		(93,663)	(78,520)
Interest income	1,350	1,326		3,893	4,648
Investment gains	—	922		710	922

Net loss before income taxes	(30,828)	(5,433)		(96,367)	(64,368)
Income tax expense	75	225		525	675

Loss before cumulative effect of change in accounting principle	(30,903)	(5,658)		(96,892)	(65,043)
Cumulative effect of change in accounting principle (3)	—	—		—	2,965

Net Loss	$(30,903)	$(5,658)		$(96,892)	$(68,008)

Capital Expenditures	$46,880	$34,529	36%	$122,451	$84,787	44%

Gross Margin	59%	61%		60%	60%

EBITDA Margin	32%	43%		33%	35%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Intercarrier Compensation includes switched access and reciprocal compensation.
(3)	Reflects implementation of Statement of Financial Accounting Standards No. 143 “Asset Retirement Obligations”.
(4)	See Page 11 for impact of receipt of MCI bankruptcy settlement in the third quarter of 2003.

Time Warner Telecom Inc.

Highlights of Results Per Share

Unaudited (1)

	Three Months Ended			Nine Months Ended September 30,
	9/30/04	6/30/04	9/30/03	2004	2003
Weighted Average Shares Outstanding (thousands)
Basic and Diluted	115,679	115,673	114,936	115,621	114,931

Basic and Diluted Loss per Common Share
Before favorable impacts of the MCI/WorldCom settlement	$(0.27)	$(0.23)	$(0.23)	$(0.86)	$(0.77)
MCI/WorldCom settlement	—	—	$0.18	$0.02	$0.18

As Reported	$(0.27)	$(0.23)	$(0.05)	$(0.84)	$(0.59)

	As of
	9/30/04	6/30/04	9/30/03
Common shares (thousands)
Actual Shares Outstanding	115,785	115,671	115,106

Options (thousands)
Options Outstanding	19,619	19,249	18,074

Options Exercisable	12,236	11,560	8,366

Options Exercisable and In-the-Money	1,856	1,574	741

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Condensed Consolidated Balance Sheet Highlights

(Dollars in thousands)

Unaudited (1)

	September 30, 2004	June 30, 2004
Summary of Cash & Investments
Cash and equivalents, and short-term investments	$434,042	$463,166
Long-term Investments	1,615	13,494

	$435,657	$476,660

ASSETS
Cash and equivalents, and short-term investments	$434,042	$463,166

Receivables	52,169	54,953
Less: allowance	(10,546)	(13,834)

Net receivables	41,623	41,119
Other current assets	34,981	31,454
Long-term Investments	1,615	13,494
Property, plant and equipment	2,334,006	2,288,000
Less: accumulated depreciation	(1,015,955)	(961,586)

Net property, plant and equipment	1,318,051	1,326,414

Other Assets	94,344	97,892

Total	$1,924,656	$1,973,539

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$41,994	$39,535
Deferred revenue	22,042	23,678
Accrued taxes, franchise and other fees	75,083	72,871
Accrued interest	19,612	43,919
Accrued payroll and benefits	24,841	24,112
Current portion of debt and lease obligations	1,871	1,656
Other current liabilities	79,794	78,153

Total current liabilities	265,237	283,924
Long-Term Debt and Capital Lease Obligations
Floating rate Senior secured notes	240,000	240,000
9.25% Senior unsecured notes	200,000	200,000
9.75% Senior unsecured notes	400,000	400,000
10.125% Senior unsecured notes	400,000	400,000
Capital lease obligations	11,365	11,345
Less: current portion	(1,871)	(1,656)

Total long-term debt and capital lease obligations	1,249,494	1,249,689
Other Long-Term Liabilities	6,949	6,768
Stockholders’ Equity	402,976	433,158

Total	$1,924,656	$1,973,539

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003				2004
	Mar. 31	Jun. 30	Sept. 30	Dec. 31	Mar. 31	Jun. 30	Sept. 30
Operating Metrics:
Route Miles
Metro	11,075	11,170	11,345	11,582	11,998	12,247	12,453
Regional	6,694	6,694	6,694	6,694	6,694	6,694	6,694

Total	17,769	17,864	18,039	18,276	18,692	18,941	19,147

Fiber Miles
Metro	602,988	604,668	614,942	624,034	626,873	637,081	646,849
Regional	237,277	269,759	274,459	274,459	273,963	273,963	273,963

Total	840,265	874,427	889,401	898,493	900,836	911,044	920,812

Buildings (2)
On-net	3,616	3,677	3,854	4,152	4,350	4,576	4,839
Type II	9,173	10,087	10,662	11,934	12,502	13,114	13,895

Total	12,789	13,764	14,516	16,086	16,852	17,690	18,734

Networks
Class 5 Switches	41	41	41	41	41	41	40
Soft Switches	12	12	12	12	12	12	12

Headcount
Total employees	1,916	1,932	2,010	2,009	1,982	1,971	1,990
Sales
Sales Account Executives	259	275	289	300	286	290	301
Customer Care Specialists (3)	—	—	—	2	19	20	22

	259	275	289	302	305	310	323

Customers	7,598	7,994	8,420	8,878	9,209	9,632	9,982

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	Buildings “On-net” represents customer locations to which the Company’s fiber network is directly connected. Type II buildings are carried on the Company’s fiber network, including the Company’s switch for switched services, with a leased service from the Company’s distribution ring to the customer location.
(3)	Customer Care Specialists are responsible for selling to and retaining existing customers.

Time Warner Telecom Inc.

Selected Operating Statistics

Unaudited (1)

	Quarter Ended
	2003								2004
	Mar. 31	Jun. 30	Sept. 30 (Note 2)			Dec. 31 (Note 2)			Mar. 31 (Note 2)			Jun. 30	Sept. 30
	As Reported	As Reported	As Reported	MCI Settlement	Net of Settlement	As Reported	MCI Settlement	Net of Settlement	As Reported	MCI Settlement	Net of Settlement	As Reported	As Reported
Financial Metrics: (1), (2)

Revenue ($000)
Dedicated transport services	$86,512	$88,842	$94,066	$2,824	$91,242	$91,618	$4,125	$87,493	$84,160	$1,660	$82,500	$83,552	$81,175
Switched services	39,891	36,433	38,957	95	38,862	37,508	—	37,508	38,113	(25)	38,138	39,321	39,418
Data and Internet services	24,304	24,131	25,700	2,245	23,455	30,441	5,048	25,393	28,424	675	27,749	29,908	31,708

Subtotal	150,707	149,406	158,723	5,164	153,559	159,567	9,173	150,394	150,697	2,310	148,387	152,781	152,301
Intercarrier Compensation	14,306	13,366	9,842	—	9,842	9,811	—	9,811	10,952	—	10,952	10,045	8,287

Recurring Revenue	165,013	162,772	168,565	5,164	163,401	169,378	9,173	160,205	161,649	2,310	159,339	162,826	160,588
Reciprocal Compensation settlements	—	—	3,863	—	3,863	—	—	—	—	—	—	—	—

Total Revenue	$165,013	$162,772	$172,428	$5,164	$167,264	$169,378	$9,173	$160,205	$161,649	$2,310	$159,339	$162,826	$160588
Operating Costs	66,367	65,463	66,631	—	66,631	65,861	—	65,861	64,317	—	64,317	64,221	65,550
Selling, general and administrative	49,980	47,152	31,162	(15,128)	46,290	44,631	—	44,631	45,312	(400)	45,712	43,381	43,432

EBITDA	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224	$51,606

EBITDA Reconciliation ($000) (2)
As Reported	$48,666	$50,157	$74,635	$20,292	$54,343	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224	$51,606
Less: Reciprocal compensation settlements	—	—	(3,863)	—	(3,863)	—	—	—	—	—	—	—	—

Without Reciprocal Compensation settlements	$48,666	$50,157	$70,772	$20,292	$50,480	$58,886	$9,173	$49,713	$52,020	$2,710	$49,310	$55,224	$51,606

Capital Expenditures ($000)	$22,373	$27,885	$34,529	—	$34,529	$44,910	—	$44,910	$31,548	—	$31,548	$44,023	$46,880

Gross Margin (2) (3)
As Reported	60%	60%	61%	n/a	60%	61%	n/a	59%	60%	n/a	60%	61%	59%
Without Reciprocal Compensation settlements	60%	60%	60%	n/a	59%	61%	n/a	59%	60%	n/a	60%	61%	59%

EBITDA Margin (2)
As Reported	29%	31%	43%	n/a	32%	35%	n/a	31%	32%	n/a	31%	34%	32%
Without Reciprocal Compensation settlements	29%	31%	42%	n/a	31%	35%	n/a	31%	32%	n/a	31%	34%	32%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	The Company separately presents EBITDA, gross margin and EBITDA margin and recurring revenue without reciprocal compensation settlements and MCI settlements to help enhance comparability of these measures between periods. Total Revenue represents the revenue reported on a GAAP basis.
(3)	The Company utilizes a fully burdened gross margin, including network costs, and personnel costs for customer care, provisioning, network maintenance, technical field and network operations.

Time Warner Telecom Inc.

Reconciliation of Revenue without MCI Inc.

Unaudited (1)

	Quarter Ended September 30, 2004				Quarter Ended September 30, 2003				Percentage Change
	As Reported	MCI (2)		Net of MCI	As Reported	MCI (2)		Net of MCI	As Reported	Net of MCI (2)
		Settlement	Other			Settlement	Other
Revenue ($000)
Dedicated transport services	$81,175	—	$4,543	$76,632	$94,066	$2,824	$5,359	$85,883	-14%	-11%
Switched services	39,418	—	101	$39,317	38,957	95	133	38,729	1%	2%
Data & Internet services	31,708	—	27	$31,681	25,700	2,245	(59)	23,514	23%	35%

	152,301		4,671	147,630	158,723	5,164	5,433	148,126	-4%	0%
Intercarrier compensation	8,287	—	1,809	6,478	9,842	—	2,503	7,339	-16%	-12%

	160,588	—	6,480	154,108	168,565	5,164	7,936	155,465	-5%	-1%
Reciprocal Compensation settlement	—	—	—	—	3,863	—	—	3,863	-100%	-100%

Total Revenue	$160,588	—	$6,480	$154,108	$172,428	$5,164	$7,936	$159,328	-7%	-3%

(1)	For complete financials and related footnotes, please refer to the Company’s SEC filings.
(2)	MCI, the Company’s largest customer in 2003, discontinued a significant amount of services they purchased from the Company as a result of their bankruptcy proceedings. The Company separately presents revenue without MCI revenue (settlement and all other revenue) to help view the trends in the business without the impact of the MCI bankruptcy.